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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Anzo                                Peter                  D.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
3111 Paces Mill Road
Suite A-200
--------------------------------------------------------------------------------
                                    (Street)

Atlanta                                GA              30339
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Vinings Investment Properties Trust
VIPIS
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

8/99
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [ X ]   Other (specify below)

                  President, Chief Executive Officer and Trustee
                  ----------------------------------------------

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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest,
without par value                     8/23/99        P               1,000       A      $4.25    99,312          D
------------------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest,
without par value                                                                                18,589          I         (1)
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:
---------------------------
(1) The reporting person directly owns (i) 37.5% of the common stock of A&P Investors, Inc. ("A&P"), which directly owns 24,785 shares of beneficial interest of the Issuer {the "Shares"} and (ii) 37.5% of the common stock of ANTS, Inc., which directly owns 24,785 Shares. Consequently, the reporting person may be deemed to have an indirect pecuniary interest in 37.5% of the 24,785 Shares owned by A&P and an indirect pecuniary interest in 37.5% of the 24,785 Shares owned by ANTS Inc., or a total indirect pecuniary interest in 18,589 Shares. The reporting person disclaims beneficial ownership of those securities in which the reporting person may be deemed to have an indirect pecuniary interest, and this report shall not be deemed an admission that such person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

           /s/ Peter D. Anzo                                September 9, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).